CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 810/812 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated November 29, 2017 on the financial statements and financial highlights of the Scharf Fund, Scharf Balanced Opportunity Fund, Scharf Global Opportunity Fund, and Scharf Alpha Opportunity Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2017 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 26, 2018